UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2015

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On March 10, 2015, the Board of Directors appointed Mr. Todd B. Strubbe, as the Company’s Executive Vice President, Chief Operating Officer. The appointment is effective as of the date Mr. Strubbe commences his employment as Executive Vice President, Chief Operating Officer, which is expected to be on or before April 20, 2015. Prior to joining the Company, Mr. Strubbe, 51, served as the President of the Unified Communications Business Segment for West Corporation, a provider of technology-driven communications services, since September 2009. Prior to this, he was a co-founder and Managing Partner of Arbor Capital, LLC. Mr. Strubbe has also served in executive leadership positions at First Data Corporation and CompuBank, N.A. and as an associate and then as an engagement manager with McKinsey & Company, Inc. He also served for five years as an infantry officer with the United States Army. Mr. Strubbe holds an M.B.A. degree from Harvard Business School and a B.S. degree from the United States Military Academy at West Point.
The Compensation Committee of the Company approved the following compensation package for Mr. Strubbe in his capacity as the Company’s Executive Vice President, Chief Operating Officer: (a) a base salary of $550,000 per annum, (b) eligibility for a discretionary annual bonus of 80% of his base salary under the Verisign Performance Plan; (c) a grant of time vested restricted stock units covering the number of shares of the Company’s common stock as equals approximately $1,380,000 divided by the closing price of the Company’s common stock quoted on the NASDAQ Global Select Market on the date of grant and rounded down to the nearest whole share, which will vest as to 25% over each annual anniversary of the date of the grant until fully vested, subject to Mr. Strubbe continuing to be employed by the Company; (d) a target grant of performance-based restricted stock units covering the number of shares of the Company’s common stock as equals approximately $1,380,000 divided by the closing price of the Company’s common stock quoted on the NASDAQ Global Select Market on the date of grant and rounded down to the nearest whole share, the exact number of which will be determined based on achievement of performance measures based upon the Company’s 2015 Long Term Incentive Plan and which will fully vest upon the later of the date the Compensation Committee certifies achievement of the applicable performance goals for the period commencing January 1, 2015 and ending December 31, 2017 (the “Certification Period”) and the date the Company receives an unqualified signed opinion of the Company’s financial statements contained in the Company’s Annual Report on Form 10-K from its independent registered public accounting firm for the Certification Period, subject to Mr. Strubbe continuing to be employed by the Company; and (e) a grant of time vested restricted stock units covering the number of shares of Verisign common stock as equals approximately $3,800,000 divided by the closing price of the Company’s common stock quoted on the NASDAQ Global Select Market on the date of grant and rounded down to the nearest whole share, which will vest as to 25% on June 30, 2015 and 25% on each annual anniversary of the date of grant until fully vested, subject to Mr. Strubbe continuing to be employed by the Company. The time vested restricted stock units and performance-based restricted stock units were granted pursuant to the Company’s 2006 Equity Incentive Plan, effective upon, and with a grant date of, the date of commencement of Mr. Strubbe’s employment with the Company.
Upon commencement of his employment, Mr. Strubbe also is eligible to enter into the Amended and Restated Change-in-Control and Retention Agreement in the form previously approved by the Compensation Committee of the Company (the “CIC Agreement”). The form of CIC Agreement was filed with the Company’s Quarterly Report on Form 10-Q on July 29, 2011 and incorporated by reference as Exhibit 10.50 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Mr. Strubbe will also be eligible to receive relocation reimbursement for costs incurred within calendar year 2015 up to an aggregate amount of $250,000 (which he will be required to reimburse if he voluntarily terminates his employment with the Company for any reason within one year from the commencement of his employment, on a 12-month prorated basis) pursuant to the Company’s relocation policy and repayment agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: March 12, 2015	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Senior Vice President, General Counsel and Secretary